Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports 2006 Second Quarter Results

Retail Operating Margin Before Charges Improved to 9.8% From 7.5%
Pre-tax Income Before Charges Increased 15.2%
Net Loss Decreased to $0.04 Per Share Compared to a Net Loss of $1.10 Per Share

    CONCORD, NEW HAMPSHIRE, August 1, 2006 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced financial results for the second quarter of 2006, highlighted by a 15.2% increase in pre-tax income before previously announced restructuring charges compared to the same period of 2005.

    "Operating income margin in our retail business improved by 230 basis points for this year's second quarter to 9.8% before charges from 7.5% last year. Operating income margin also increased in our quarrying and manufacturing operations versus the second quarter of 2005," said Chairman and CEO Kurt Swenson. "Contributing to these gains was the dramatic decline in SG&A expense versus prior year that has resulted from our successful cost reduction programs, highlighted by a 32.5% decline in retail SG&A."

    Swenson continued, "Quarrying revenue increased slightly and manufacturing revenue was about flat for this year's second quarter versus prior year, in line with our expectations. We also had anticipated a decline in retail revenue, partially reflecting our decisions over the past year to close or sell certain retail locations that we determined would not meet our store-level target of 15% EBIT margin, a target we continue to expect to come very close to achieving in 2006. Revenue for the quarter also was affected by disruptions associated with the change in senior management in our retail group announced in May 2006. We are encouraged that current retail order backlog is comparable to last year's, on a same-store basis. Rich Urbach, the new President and Chief Operating Officer of Retail Operations, and his team are focused on continuing to improve our retail operations and restoring momentum lost during the changeover. We are optimistic that we will begin to see the benefits of these efforts in the current quarter, which would nicely complement the gains we already have achieved in our cost structure and return on sales."

Second Quarter Results

    For the three months ended July 1, 2006, revenue declined to $24,753,000 from $28,561,000 for the second quarter of 2005, primarily because of a decline in revenue at the Company's retail operations to $10,068,000 from $14,108,000.

    SG&A expense was $7,759,000 for this year's second quarter, which included a non-recurring charge of $1,686,000 for the restructuring of the retail group. This compares to SG&A expense of $8,899,000 a year earlier. Before the restructuring charge, SG&A decreased 31.8% versus the second quarter of 2005.

    Divisional operating income was $1,925,000 for the second quarter of 2006 compared to $3,231,000 a year earlier. Before the restructuring charge, divisional operating income increased to $3,611,000 for the second quarter of 2006 from $3,231,000 for the second quarter of 2005.

    Unallocated corporate overhead declined to $1,289,000 for the second quarter of 2006 versus $1,429,000 for the same period a year earlier.

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Rock of Ages Reports 2006 Second Quarter Results
August 1, 2006
Page Two

    The pre-tax loss for this year's second quarter was $103,000. Excluding the restructuring charge, pre-tax income would have been $1,583,000. This compares to pre-tax income of $1,374,000 for the second quarter of 2005. "Given the decline in revenue, this increase in pre-tax income before restructuring charge is clear evidence of the progress we have made in improving profitability," Swenson said.

    The net loss for the second quarter of 2006 was $307,000, or $0.04 per share, including the restructuring charge and income tax expense of $205,000. This compares to a net loss for the second quarter of 2005 of $8,144,000, or $1.10 per share, which included a charge to tax expense of $9,194,000 to fully reserve for the Company's entire net U.S. deferred tax asset.

First Half Results

    For the six months ended July 1, 2006, revenue was $36,365,000. This compares to revenue of $39,696,000 for the first six months of 2005. The net loss for this year's first half was $7,355,000, or $0.99 per share. This compares to a net loss for the first six months of 2005 of $15,099,000, or $2.04 per share.

    Results for the second quarter and first six months of 2005 are shown as restated to reflect the freight expense change the Company reported at year-end 2005 to reflect freight in cost of goods sold rather than as a deduction in reporting net sales.

Conference Call

    Rock of Ages has scheduled a conference call at 11:00 a.m. EDT. A live webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available after 1:00 p.m. EDT at this same Internet addresses, or at (800) 633-8284, reservation #21298283.

About Rock of Ages

    Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product; product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	Three Months Ended		Six Months Ended

	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005

		(Restated)		(Restated)
Net revenue:
Quarry	$7,041	$6,722	$10,797	$10,938
Manufacturing	7,644	7,731	11,564	10,595
Retail	10,068	14,108	14,004	18,163

Total net revenue	24,753	28,561	36,365	39,696

Gross profit:
Quarry	1,756	1,673	1,094	821
Manufacturing	2,369	2,626	3,003	2,825
Retail	5,559	7,831	7,152	9,660

Total gross profit	9,684	12,130	11,249	13,306

Selling, general and administrative expenses
Quarry	592	852	1,462	1,746
Manufacturing	912	1,276	2,136	2,483
Retail	4,569	6,771	9,137	12,858
Retail restructuring costs	1,686	—	1,686	—

Total SG&A expenses	7,759	8,899	14,421	17,087

Divisional operating income (loss)
Quarry	1,164	821	(368)	(925)
Manufacturing	1,457	1,350	867	342
Retail	(696)	1,060	(3,671)	(3,198)

Divisional operating income (loss)	1,925	3,231	(3,172)	(3,781)

Unallocated corporate overhead	1,289	1,429	2,601	2,795
Impairment of long-lived assets	100	—	100	—
Foreign exchange loss	16	—	16	—

Income (loss) from continuing
operations before interest and taxes	520	1,802	(5,889)	(6,576)
Interest expense	623	428	1,268	745

Income (loss) from continuing operations before taxes	(103)	1,374	(7,157)	(7,321)

Income tax expense	205	9,505	170	7,740

Net income (loss) from continuing operations	(308)	(8,131)	(7,327)	(15,061)
Discontinued operations, net of income taxes	1	(13)	(28)	(38)

Net income (loss)	$(307)	$(8,144)	$(7,355)	$(15,099)

Per share information:
Net income (loss) per share -basic and diluted
Income (loss) from continuing operations	$(0.04)	$(1.10)	$(0.99)	$(2.04)
Discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income (loss) per share - basic and diluted	$(0.04)	$(1.10)	$(0.99)	$(2.04)

Weighted average number of common
shares outstanding - basic and diluted	7,399	7,396	7,399	7,396

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
(US $ IN THOUSANDS)
(Unaudited)

	July 1,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$2,135	$2,824
Trade Receivables, net	11,954	14,720
Inventories	24,363	24,478
Other Current Assets	1,548	2,686
Assets of Discontinued Operations -- Held for Sale	282	—

TOTAL CURRENT ASSETS	40,282	44,708

Property, Plant and Equipment, net	47,969	49,634
C.S.V. Life Insurance	781	731
Goodwill	387	387
Other Intangibles	548	598
Intangible Pension Asset	574	574
Long-term Investments	726	728
Other	1,167	1,252

TOTAL ASSETS	$92,434	$98,612

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Borrowings under Line of Credit	$11,142	$10,499
Current Portion Long Term Debt	649	661
Current Installments of Deferred Compensation	467	469
Accounts Payable	1,749	2,006
Accrued Expenses	3,997	3,443
Customer Deposits	7,273	7,059

TOTAL CURRENT LIABILITIES	25,277	24,137

Long-Term Debt, Excluding Current Portion	20,653	21,445
Deferred Compensation	6,068	6,070
Accrued Pension Cost	3,708	3,550
Deferred Tax Liability	74	70
Other Liabilities	2,099	1,864

TOTAL LIABILITIES	57,879	57,136

STOCKHOLDERS' EQUITY
Preferred stock - $.01 par value; 2,500,000
shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, $.01 par value; 30,000,000
shares authorized, 4,660,800 shares issued and
outstanding as of July 1, 2006 and December 31, 2005	47	47
Common stock - Class B, $.01 par value; 15,000,000
shares authorized, 2,738,596 shares issued and
outstanding as of July 1, 2006 and December 31, 2005	27	27
Additional Paid In Capital	65,551	65,551
Retained Earnings	(28,786)	(21,431)
Other Comprehensive Loss	(2,284)	(2,718)

TOTAL STOCKHOLDERS' EQUITY	34,555	41,476

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$92,434	$98,612